Exhibit 99.1

News Release	Corporate Communications 7480 Flying cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Brian Cullin	Steve Wold
Phone: 952 351-7620	Phone: 952-351-3056
E-mail: brian.cullin@atk.com	E-mail: steve.wold@atk.com

ATK Notified of Canadian Government Decision to Block Proposed Acquisition of MacDonald, Dettwiler and Associates Information Systems and Geospatial Businesses

ATK Reaffirms FY09 Guidance, Takes an Approximate $6.6 Million Pre-Tax FY08 Fourth-Quarter charge for Transaction-Related Expenses

Minneapolis, May 9, 2008 — Alliant Techsystems (NYSE: ATK) was today informed the Canadian Minister of Industry has disapproved the sale of Canadian-based MacDonald, Dettwiler and Associates’ (TSX: MDA) Information Systems and Geospatial Services businesses to ATK.  Canadian Investment Review officials informed ATK that the Canadian objection relates to potential extraterritorial application of U.S. export law.  As a result, ATK will take an approximate $6.6 million pre-tax charge ($3.9 million after-tax, or $0.11 per share), for transaction-related expenses that will be applied to the company’s FY08 fourth-quarter results.

The company previously stated that its FY09 financial guidance did not include any revenue or EBIT from the proposed transaction.  The company is reaffirming its FY09 guidance, which includes earnings per share in a range of $7.15 - $7.35, and sales of approximately $4.5 billion.

While ATK is disappointed that the MDA acquisition did not close, the company will continue pursuing a disciplined capital deployment strategy that includes strategic acquisitions, debt repayment and share repurchases.

ATK is a premier aerospace and defense company with more than 17,000 employees in 21 states and approximately $4.5 billion in revenue.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; the terms and timing of awards and contracts; economic conditions; and changes in the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof.  ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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